EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix Equity Series
Fund was held on November 30, 2000 to approve the following matters:


On the record date of November 30, 2000, there were 35,682,737 shares outstanding and 53.78% percent of the shares outstanding and entitled to vote that were present by proxy.


NUMBER OF VOTES                    FOR        AGAINST    ABSTAIN

1. Approve an Agreement and Plan of Reorganization
   which provides for the reorganization of the Trust into
   a Delaware business trust.
                                17,633,728     357,294   1,200,494

2. Amend the fundamental investment restriction of each
   Fund regarding diversification.
                                17,353,713     489,873   1,347,930

3. Amend the fundamental investment restriction of each
   Fund regarding concentration.
                                17,367,631     481,975   1,341,910

4. Amend the fundamental investment restriction of each
   Fund regarding borrowing.
                                17,090,583     734,061   1,366,872

5. Amend the fundamental investment restriction of each
   Fund regarding the issuance of senior securities.
                                17,174,392     638,784   1,378,340

6. Amend the fundamental investment restriction of  each
   Fund regarding underwriting.
                                17,245,836     582,682   1,363,998

7. Amend the fundamental investment restriction of each
   Fund regarding investing in real estate.
                                16,378,409   1,471,171   1,341,936

8. Amend the fundamental investment restriction of each
   Fund regarding investing in commodities.
                                15,649,924   2,197,718   1,343,874

9. Amend the fundamental investment restriction of each
   Fund regarding lending.
                                16,503,713   1,312,191   1,375,612

10. Eliminate the fundamental investment restriction of each
    Fund regarding the purchase of securities of unseasoned issuers.
                                16,210,255   1,593,420   1,387,841

11. Eliminate the fundamental investment restriction of each
    Fund regarding the purchase of warrants.
                                15,771,148   2,087,349   1,333,019

12. Eliminate the fundamental investment restriction of each
    Fund regarding short sales.
                                15,663,374   2,208,216   1,319,926

13. Eliminate the fundamental investment restriction of each
    Fund regarding the purchase of securities on margin.
                                15,542,023   2,359,229   1,290,264

14. Eliminate the fundamental investment restriction of each
Fund regarding officer or trustee ownership of securities.
                                15,652,586   2,219,288   1,319,642

15. Eliminate the fundamental investment restriction of each
    Fund regarding the purchase of securities of other
    investment companies.
                                15,786,094   2,093,130   1,312,292

16. Eliminate the fundamental investment restriction of each
    Fund regarding the purchase of illiquid securities.
                                15,980,005   2,177,306   1,034,205

17. Eliminate the fundamental investment restriction each
    Fund regarding investing in oil, gas or other minerals.
                                16,225,806   1,980,257     985,553